Exhibit 10.1
April 1, 2008
Mark N.K. Bagnall
5341 Golden Gate Avenue
Oakland, CA 94618
Dear Mark:
     ADVENTRX Pharmaceuticals, Inc. (the “Company”) is pleased to offer you full-time employment on the terms and conditions stated in this letter agreement. We would employ you as Executive Vice President, Chief Financial Officer and Treasurer reporting to Evan M. Levine, Chief Executive Officer and President. As a condition of and prior to beginning your employment, you must resign your positions on the Audit, Compensation and Nominating and Governance committees of our Board of Directors; while resigning from your position as a member of our Board of Directors is not a condition to employment, as required by our Corporate Governance Guidelines, you will no longer receive compensation for your services as a member of our Board of Directors.
1. We would initially compensate you at the rate of $350,000 per year, less payroll deductions and withholding, payable in accordance with our payroll policies. We will review your base salary from time to time (but no less frequently than annually) in accordance with our procedures for increasing salaries of similarly situated executives.
2. The Compensation Committee of our Board of Directors has approved a grant to you of an incentive stock option (to the maximum extent permitted by law and a nonstatutory stock option with respect to any remaining shares) to purchase up to 500,000 shares of our common stock under our 2005 Equity Incentive Plan pursuant to a Stock Option Agreement in substantially the form attached hereto as Exhibit A (the “Stock Option Agreement”), subject to and conditioned on (a) our not rescinding this offer of employment to you, or terminating an accepted offer, prior to the Start Date (as defined below), and (b) your acceptance of our offer of employment and commencement of employment with us on the Start Date. The grant date of this option will be the Start Date (the “Grant Date”), the vesting commencement date will be January 1, 2008, and the exercise price of this option will be equal to the closing price, as reported on the American Stock Exchange, of one share of our common stock on the Grant Date, or, if the Grant Date is a day on which the American Stock Exchange is closed, the next day on which the American Stock Exchange is open for trading. Subject to the discretion of our Board of Directors, you may receive additional stock options in the future based upon your performance and our overall success.
3. In addition and subject to the remainder of this Section 3 and Section 4, in the event of your Involuntary Termination (as defined below) (a) we will continue to pay in cash your base salary in effect immediately prior to the effective date of such Involuntary Termination, payable in accordance with our standard payroll practices and subject to applicable income and employment tax withholdings, for the number of months equal to the number of full 30-day periods you were employed by us as a full-time employee; provided, however, that in no event will such number of months exceed 12 (the “Severance Period”) and (b) the Company will pay to you in cash, in accordance with the payment schedule set forth in clause (a) above and subject to applicable income and employment tax withholdings, all costs that the Company would otherwise have incurred to maintain your medical, dental and similar benefits, as well as matching contributions we would have made for your benefit under our 401(k) plan (based on the amount you contributed in the pay period immediately prior to the effective date of such Involuntary Termination, but subject to applicable maximums), if you had continued to render services to us after such effective date for the duration of the Severance Period. Prior to your receipt of any payment or benefit provided by this Section 3, you must (x) execute (and not revoke) a general release of claims and agreement in substantially the form attached hereto as Exhibit B, as such may be revised by the Company, acting reasonably, to reflect changes in legal requirements, or such other form as may be mutually agreed to by you and the Company (the “Release”) and (y) submit your resignation as a member of our Board of

Mark N.K. Bagnall
April 1, 2008

Directors to our Board of Directors, which resignation will be subject to acceptance by our Board of Directors; provided, however, that, if you do not submit your resignation, the payments described in clauses (a) and (b) above will begin (assuming you have executed (and not revoked) the Release) as soon as reasonably practicable following the first annual meeting of stockholders to occur after the effective date of such Involuntary Termination; provided, further, that, if the effective date of such Involuntary Termination takes place after the Company has first mailed materials to its stockholders related to the first annual meeting of stockholders to occur after the effective date of such Involuntary Termination, the payments described in clauses (a) and (b) above will begin (assuming you have executed (and not revoked) the Release) as soon as reasonably practicable following the date on which the Company mails materials to its stockholders related to the second annual meeting of stockholders to occur after the effective date of such Involuntary Termination; provided, further, that, at such time as you do submit your resignation and assuming such payments have not otherwise already been made or initiated, the payments described in clauses (a) and (b) above will begin (assuming you have executed (and not revoked) the Release) as soon as reasonably practicable following your submitting your resignation. Such release will specifically relate to all of your rights and claims and the Company’s rights and claims in existence at the time of such execution that are waivable under applicable law and will confirm your obligations under the Company Confidentiality Agreement (as defined in Section 8). It is understood that you will have the applicable period specified in the Older Worker’s Benefits Protection Act to consider whether to execute such release, and you may revoke such release within 7 calendar days after execution. In the event you do not execute such release within the applicable period, or if you revoke such release within the subsequent 7-calendar-day period, you will not be entitled to the payments and benefits described in this Section 3.
     For purposes of this Agreement, an “Involuntary Termination” is one that occurs by reason of involuntary dismissal by the Company for any reason other than Misconduct (as defined below) or by your voluntary resignation for “Good Reason,” which shall mean the occurrence of one of the following events or circumstances without your written consent: (i) a change in position that materially reduces the level of your responsibility, (ii) a material reduction in your base salary, or (iii) relocation by more than 50 miles from your then-primary work location; provided that your resignation shall not be for “Good Reason” unless (x) you provide the Company with written notice within thirty (30) days after you first have knowledge of the occurrence or existence of such event or circumstance, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after receipt of such written notice, and (z) you resign within ninety (90) days after the date of delivery of the notice. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct by you adversely affecting the business affairs of the Company (or any parent or subsidiary) in a material manner.
4. You and the Company agree that this letter agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A. In the event that after execution of this letter agreement either you or the Company makes a determination inconsistent with the preceding sentence, you or the Company t shall promptly notify the other of the basis for your or its determination. The parties agree to renegotiate in good faith the terms of this letter agreement if it is mutually determined that this letter agreement as structured would have adverse tax consequences to you. You and the Company agree that all payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” under Section 409A. You acknowledge and agree that any payment to be made or benefit to be provided to you pursuant to Section 3 will be delayed for the first 6 months to the extent necessary for this letter agreement and such payment or benefit to comply with Section 409A; provided that, if any payment to be made or benefit to be provided to you is delayed as a result of this Section 4, such payment or benefit will be paid to you in a lump-sum as soon as permitted under Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A. In addition, if we

Mark N.K. Bagnall
April 1, 2008

reasonably determine that a change in applicable law following the date set forth above causes the payments to be made or benefits to be provided to be payable to you without delay but in another manner that complies with Section 409A, you and we agree to amend this letter agreement to reform the payment provisions set forth in Section 3 to provide to you economic benefits that are as close as reasonably possible to those contemplated by Section 3 but that still comply with Section 409A. Subject to the foregoing, this letter agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A.
5. As an executive, you would be entitled to participate in our medical, dental, life insurance, 401(k) plan and other benefits on the same terms as our other executives. These programs as well as other employee benefits and policies are described in further detail in our Policies and Procedures Manual. We reserve the right to modify or amend at our sole discretion the terms of any and all employee benefit programs from time to time without advance notice to our employees. Notwithstanding our employee vacation policy set forth in the Policies and Procedures Manual, you would be entitled to 20 vacation days per year, which would accrue in accordance with our general vacation accrual policy, including any maximum accrual limits set forth therein.
6. You will also participate in our 2008 Incentive Plan as a non-CEO executive on the terms and conditions set forth in such plan and will participate in any other short-term incentive/bonus plan that the Company may adopt from time to time on the same terms and conditions as generally applicable to the Company’s other executives.
7. Your employment with us would be “at will” and not for a specified term. We make no express or implied commitment that your employment will have a minimum or fixed term, that we may take adverse employment action only for cause or that your employment is terminable only for cause. We may terminate your employment with or without cause and with or without advance notice at any time and for any reason. Any contrary representations or agreements that may have been made to you are superseded by this letter agreement. The at-will nature of your employment described by this letter agreement shall constitute the entire agreement between you and ADVENTRX concerning the nature and duration of your employment. Although your job duties, title and compensation and benefits may change over time, the at-will nature of your employment with us can only be changed in a written agreement signed by you and our Chief Executive Officer.
8. Our proprietary rights and confidential information are among our most important assets. In addition to signing this letter agreement, as a condition to your employment you must also sign the Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees attached hereto as Exhibit C (the “Company Confidentiality Agreement”). As more fully described in the Company Confidentiality Agreement, we require that in the course of your employment with us that you not use or disclose to us any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by us. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you further agree that you will not bring on to our premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
9. In addition, as an employee, we require that you comply with all of our policies and procedures, including, without limitation, our Policies and Procedures Manual, our Code of Business Conduct and Ethics and our Insider Trading and Disclosure Policy, copies of which will, at your request, be provided to you prior to your beginning work with us. You may be required to sign certain documents acknowledging your receipt and understanding of these and other documents as an employee, even though you may

Mark N.K. Bagnall
April 1, 2008

have signed such documents as a member of our Board of Directors. Violation of any or our policies or procedures would be cause for disciplinary action, including termination. For purposes of Section 6 of our Code of Business Conduct and Ethics, we acknowledge that you have disclosed to us that you serve on the boards of directors of VIA Pharmaceuticals, Inc. and Forticell Bioscience, Inc. and that we do not consider these relationships to create conflicts of interest with us; however, we reserve the right to reconsider this position from time to time as we become aware of other information regarding these relationships.
10. Your employment with us is also conditioned upon your ability to provide adequate documentation of your legal right to work in the United States, as well as educational credentials. If you make any misrepresentations to us or omit to state a material fact necessary in order to make another statement made not misleading, we may void this letter agreement or, if you are already employed, terminate your employment.
11. This letter agreement and documents attached hereto shall be governed pursuant to the laws of the State of California as applied to agreements between California residents entered into and to be performed entirely within California.
12. If any portion of this letter agreement shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of this letter agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this letter agreement.
13. We will reimburse your reasonable attorneys’ fees actually incurred in connection with the review and negotiation of this letter agreement (including the exhibits hereto) and any related or ancillary documents, up to a maximum of $5,000, regardless of whether or not you accept our offer of employment set forth in this letter agreement.
14. If you accept the terms and conditions set forth in this letter agreement, we would like you to begin full time work with us on April 3, 2008 (the “Start Date”), and this letter agreement will be effective as of such date. I look forward to you joining us and being an integral and important part of our team. Please sign below to accept this offer and return the fully executed letter to me by April 2, 2008. You should keep one copy of this letter for your own records.
Sincerely,

ADVENTRX Pharmaceuticals, Inc.	ACCEPTED AND AGREED:

/s/ Evan M. Levine	/s/ Mark N.K. Bagnall

Evan M. Levine	Mark N.K. Bagnall
Chief Executive Officer & President
Date: April 2, 2008

Exhibit A
Stock Option Agreement
     ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned person (“Optionee”) have entered into this Stock Option Agreement (this “Agreement”) effective as of the Grant Date set forth below. The Company has granted to Optionee the option (the “Option”) to purchase the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) set forth below at the per Share purchase price (the “Exercise Price”) set forth below, pursuant to the terms of this Agreement. The Option was granted under the Company’s 2005 Equity Incentive Plan (the “Plan”).

Optionee Name:	Mark N.K. Bagnall
Grant Date:	XX/XX/XXXX
Vesting Commencement Date:	January 1, 2008
Shares:	500,000
Exercise Price:	$X.XX
1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Optionee confirms and acknowledges that Optionee has received and reviewed copies of the Plan and the Information Statement, dated July 13, 2005, with respect to the Plan. Optionee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.
2. Nature of the Option. The Option has been granted as an incentive to Optionee’s Continuous Service, and is in all respects subject to such Continuous Service and all other terms and conditions of this Agreement. The Option is intended to be an Incentive Option within the meaning of the Plan.
3. Vesting and Exercise of Option. The Option shall vest and become exercisable during its term in accordance with the following provisions:
     (a) Vesting and Right of Exercise.
(i) The Option shall vest and become exercisable with respect to one-fifth of the Shares at the first anniversary of the Vesting Commencement Date set forth in the preamble of this Agreement and as to one-fifth of the Shares on each anniversary of the Vesting Commencement Date thereafter until all of the Shares have vested, subject to Optionee’s Continuous Service; provided, however, that, in the event of an Involuntary Termination (as defined in that certain letter agreement, dated April 1, 2008, by and between the Company and Optionee offering employment to Optionee (the “Offer Letter”)) but subject to Optionee’s timely execution of the general release of claims and agreement (the “Release”) referred to in the Offer Letter and Optionee’s not revoking the Release as described in the Offer Letter, the Option shall vest and become exercisable, effective immediately prior to the effective date of such Involuntary Termination, with respect to (a) if the effective date of such Involuntary Termination occurs between January 1 and June 30 of a given calendar year, an additional 50,000 shares and (b) if the effective date of such Involuntary Termination occurs between July 1 and December 31 of a given calendar year, an additional 100,000 shares.
(ii) In the event of Optionee’s death, disability or other termination of Optionee’s Continuous Service, the Option shall be exercisable in the manner and to the extent provided in Section 6.3 of the Plan; provided, however, that, anything in Section 6.3(a)(i) of the Plan to the contrary notwithstanding but subject to Optionee’s timely execution of the Release and Optionee’s not revoking the Release as described in the Offer Letter, in the event of an Involuntary Termination, the Option shall remain exercisable for 180 days following the effective date of such Involuntary Termination.
(iii) No fraction of a Share shall be purchasable or deliverable upon exercise of the Option, but in the event any adjustment hereunder of the number of Shares shall cause such number to include a fraction of a Share, such number of Shares shall be rounded down to the nearest smaller whole number of Shares.
     (b) Method of Exercise. In order to exercise any portion of the Option which has vested, Optionee shall notify the Company in writing of the election to exercise such vested portion of the Option and the number of Shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached hereto as Exhibit A (the “Exercise Notice”). The certificate or certificates representing Shares as to which the Option has been exercised shall be registered in the name of Optionee.
     (c) Restrictions on Exercise.
(i) Optionee may exercise the Option only with respect to Shares that have vested in accordance with Section 3(a) of this Agreement.
(ii) Optionee may not exercise the Option if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities law or other law or regulation.
(iii) The method and manner of payment of the Exercise Price will be subject to the rules under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise.

(iv) As a condition to the exercise of the Option, the Company may require Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificate(s) for the Shares issued upon exercise of the Option may bear appropriate legends restricting transfer.
(v) Optionee may only exercise the Option upon, and the obligations of the Company under this Agreement to issue Shares to Optionee upon any exercise of the Option is conditioned on, satisfaction of all federal, state, local or other withholding tax obligations associated with such exercise (whether so required to secure for the Company an otherwise available tax deduction or otherwise) (“Withholding Obligations”). The Company reserves the right to require Optionee to remit to the Company an amount sufficient to satisfy all Withholding Obligations prior to the issuance of any Shares upon any exercise of the Option. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Optionee any amounts necessary to meet any Withholding Obligations.
4. Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall bind the executors, administrators, heirs and successors of Optionee.
5. Method of Payment.
     (a) Upon exercise, Optionee shall pay the aggregate Exercise Price of the Shares purchased by any of the following methods, or a combination thereof, at the election of Optionee:
(i) by cash;
(ii) by certified or bank cashier’s check;
(iii) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, by surrender of whole shares of Common Stock having a Market Value equal to the portion of the Exercise Price to be paid by such surrender, provided that if such shares of Common Stock to be surrendered were acquired upon exercise of an Incentive Option, Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code; or
(iv) if shares of Common Stock are traded on an established stock market or exchange on the date of exercise, pursuant to and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company).
     (b) If Optionee shall pay all or a portion of the aggregate Exercise Price due upon an exercise of the Option by surrendering shares of Common Stock pursuant to Section 5(a)(iii), then Optionee:
(i) shall accompany the Exercise Notice with a duly endorsed blank stock power with respect to the number of shares of Common Stock to be surrendered and shall deliver the certificate(s) representing such surrendered shares to the Company at its principal offices within two business days after the date of the Exercise Notice;
(ii) authorizes and directs the Secretary of the Company to transfer so many of the shares of Common Stock represented by such certificate(s) as are necessary to pay the aggregate Exercise Price in accordance with this Agreement;
(iii) agrees that Optionee may not surrender any fractional share as payment of any portion of the Exercise Price; and
(iv) agrees that, notwithstanding any other provision in this Agreement, Optionee may only surrender shares of Common Stock owned by Optionee as of the date of the Exercise Notice in the manner and within the time periods allowed under Rule 16b-3 promulgated under the Exchange Act.
6. Adjustments to Option. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Option, and the Exercise Price, shall be proportionately adjusted in accordance with and pursuant to Section 8.1 of the Plan. Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in this Agreement, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares or the Exercise Price.
7. Term of Option. The Option may not be exercised more than 10 years after the Grant Date, and may be exercised during such term only in accordance with the terms of this Agreement.
8. Not Employment Contract. Nothing in this Agreement shall confer upon Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Optionee’s Continuous Service at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.

9. Tax Consequences Generally. Optionee acknowledges that Optionee may suffer adverse tax consequences as a result of Optionee’s exercise of the Option. Optionee acknowledges that the Company advises that Optionee consult with Optionee’s tax advisers in connection with any exercise of the Option or disposition of the Shares receivable upon exercise of the Option. Optionee agrees that Optionee is not relying on the Company for any tax advice with respect to the acceptance or exercise of the Option, the disposition of any Shares Optionee may acquire upon exercise of the Option or otherwise. Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the aggregate Exercise Price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of Optionee.
10. Adjustments in Acquisitions.
(a) Acceleration Following Change of Control Where Option Not Assumed or Replaced. In accordance with the provisions of Section 8.2(a) of the Plan, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control (as defined in the Plan) if Optionee remains employed by the Company or one of its Affiliates as of the closing date of such Acquisition, and the Option is not assumed or replaced by the successor or acquiring entity or the entity in control of such successor or acquiring entity in accordance with Section 8.2 (referred to for purposes of this section as the “Acquirer”). In this regard, if Optionee is offered employment or some other continuing role by or on behalf of the Acquirer, including but not limited to, continuing employment with the Company, and in connection therewith, the Acquirer offers to assume or replace the Option, the Option will not Accelerate if Optionee does not accept the offer.
(b) Acceleration In Connection With Involuntary Termination Preceding and in Connection with Change of Control. Notwithstanding the foregoing, however, the Option will Accelerate in full in the event of an Acquisition constituting a Change of Control, even if Optionee does not remain employed by the Company or one of its Affiliates as of the closing date of such Acquisition, if Optionee is the subject of an Involuntary Termination prior to such Acquisition and such Involuntary Termination is directly connected with or the result of such Acquisition.
(c) Acceleration In Connection With and Following Change of Control Where Option Assumed or Replaced. The foregoing notwithstanding, if the Option is assumed or replaced by the Acquirer, 50% of any unvested portion of the Option shall be deemed to have vested as of immediately prior to the closing date of such Acquisition and the remaining unvested portion of the Option (after taking into account the foregoing) shall vest ratably by month over the 12-month period beginning on the closing of such Acquisition, subject to Optionee’s Continuous Service. In the event of Optionee’s Involuntary Termination of employment within 12 months after the closing date of such Change of Control all remaining unvested shares under the assumed Option shall be accelerated such that the Option will vest as of the effective date of such Involuntary Termination as to 100% of all Shares thereunder. .
11. Consent of Spouse/Domestic Partner. Optionee agrees that Optionee’s spouse’s or domestic partner’s interest in the Option is subject to this Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Agreement. Optionee agrees that all community property interests of Optionee and Optionee’s spouse or domestic partner in the Option, if any, shall similarly be bound by this Agreement. Optionee agrees that this Agreement is binding upon Optionee’s and Optionee’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Optionee represents and warrants to the Company that Optionee has the authority to bind Optionee’s spouse/domestic partner with respect to the Option. Optionee agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 11 and the consent of Optionee’s spouse/domestic partner.
     IN WITNESS WHEREOF, Optionee and the Company have entered into this Agreement as of the Grant Date.

ADVENTRX Pharmaceuticals, Inc.

Mark N.K. Bagnall	By:

Name:

Title:

Exhibit A
Notice of Exercise of Stock Option
     I                                                                     (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by ADVENTRX Pharmaceuticals, Inc. (the “Company”) under its 2005 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Common Stock of the Company set forth below (the “Shares”). I represent that each Share is fully vested and exercisable and subject to the Option(s). I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Agreement(s) governing the Option(s).
                    1.                      Shares at $                      per share (Grant date):
                    2.                      Shares at $                      per share (Grant date):
                    3.                      Shares at $                      per share (Grant date):
                    4.                      Shares at $                      per share (Grant date):
I choose to pay for the exercise of the above option(s) as follows (please circle applicable item numbers):
1. Cash: $
2. Check: $                     (please make checks payable to ADVENTRX Pharmaceuticals, Inc.)
3. Surrender of                      Shares:

Please deliver the stock certificate(s) representing the Shares to (please print legibly):

Name:

(please print legibly)
Signature:

Date:

Phone No:

Exhibit B
GENERAL RELEASE OF CLAIMS AND AGREEMENT
Pursuant to that certain letter agreement, dated April 1, 2008, by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the undersigned (“Executive”) offering employment to Executive (the “Offer Letter”) and that certain Stock Option Agreement issued in connection with the Offer Letter (the “Option Agreement”), and in consideration of and as a condition precedent to the payments and benefits provided under Section 3 of the Offer Letter and other benefits provided under Sections 5(a)(i) and 5(a)(ii) of the Option Agreement, Executive hereby furnishes the Company with this General Release of Claims and Agreement (this “Release”).
1. Ongoing Obligations. Executive hereby confirms Executive’s obligations under the Company’s Confidentiality Agreement (as defined in the Offer Letter) and the Company’s Policies and Procedures Manual, Code of Business Conduct and Ethics, Insider Trading and Disclosure Policy and other policies applicable to Executive.
2. Release. On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its parents, subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them (the “Released Parties”), of and from any and all suits, debts, liens, contracts, agreements, promises, claims, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort.
3. Waiver of Civil Code Section 1542. Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown Claims Executive may have against the Company.
4. Claims Not Covered By Release. Notwithstanding the foregoing, nothing in this Release shall extend to claims which as a matter of law cannot be waived, such as a right to indemnification under applicable state law. In addition, nothing in this Release shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the Offer Letter and the Option Agreement, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company.
5. Covenant Not to Sue. On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive promises and agrees that Executive will never sue any of the Released Parties with respect to any Claims covered by the provisions of this Release.
6. Non-Disparagement. On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive agrees that Executive will not knowingly make any voluntary statements, written or verbal, or cause or encourage others to make any such statements, that defame or disparage the Company’s business reputation, practices or conduct; provided, however, that nothing in this Section 6 will prevent Executive from testifying truthfully if compelled by legal process to do so. The Company will use reasonable best efforts to cause its officers and directors not to knowingly make any voluntary, external statements, written or verbal, or cause or encourage others to make any such statements, that defame or disparage Executive; provided, however, that nothing in this Section 6 will prevent such officers and directors from testifying truthfully if compelled by legal process to do so.
7. ADEA Waiver. If Executive is 40 years of age or older at the time of the termination, Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Executive also acknowledges that the consideration given under the Offer Letter and Option Agreement for the release set forth herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA and/or the Older Workers Benefits Protection Act, that: (A) his/her waiver and release do not apply to any rights or claims that may arise on or after the date Executive executes this Release; (B) Executive has the right to consult with an attorney prior to executing this Release; (C) Executive has 21 days to consider this Release (although Executive may choose to voluntarily execute this Release earlier); (D) Executive has 7 days following the execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Release is executed by Executive, without Executive’s having given notice of revocation. To be effective, such revocation must be in writing and received by the Company’s General Counsel no later than 5:00 p.m. Pacific time on the 7th calendar day after this Release is signed by Executive. Executive acknowledges that no benefits or payments will be due Executive under this Release agreement until after the revocation period has expired.
8. Miscellaneous. This Release and its terms shall be construed under the laws of the State of California as applied to agreements between California residents entered into and to be fully performed within California. To the extent any provision of this Release shall be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered deleted from this Release and the remainder of such provision and of this Release shall be unaffected and shall continue in full force and effect.
Executive further acknowledges that Executive has carefully read this Release, and knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, Executive does so of Executive’s own free will, and that it is Executive’s intention that Executive be legally bound by its terms.

ADVENTRX PHARMACEUTICALS, INC.
Mark N.K. Bagnall
By:

Title:

Date
Date:

Exhibit C
Confidential Information, Non-Solicitation and
Invention Assignment Agreement for Employees
          This Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees (this “Agreement”) is made and entered into as of April 3, 2008 by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark N.K. Bagnall (“Employee”). Unless the context otherwise requires, the term “Company” shall also include all subsidiaries and any parent entity of the Company.
Background
          Employee’s employment relationship with the Company is a relationship of confidence and trust between Employee and the Company.
          The Company desires to protect its confidential or proprietary business and technical information that the Company has acquired or developed and will develop or acquire at substantial expense.
          The Company desires to obtain protection against unfair competition from Employee and against unauthorized use by Employee of the Company’s confidential or proprietary business and technical information and Employee is willing to grant the Company the benefits of certain rights and covenant to the Company for these purposes pursuant to this Agreement.
Agreement
          In consideration and as a condition of Employee’s employment by the Company and the compensation paid therefor, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
1. Confidential Information.
     (a) Confidentiality. Except as herein provided, Employee agrees that during and after termination of Employee’s employment by the Company, Employee (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or managers of the Company from time to time regarding Confidential Information. The term “Confidential Information” means Inventions (as defined in Section 2(b)), trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, stockholders, licensees, licensors, vendors or affiliates, that Employee may produce, obtain or otherwise acquire or have access to during the course of Employee’s employment by the Company (whether before or after the date of this Agreement), including, without limitation, business plans, records and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers;

promotional materials and information; financial matters; mergers; acquisitions; sale or license of assets; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; operations and production costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential to the Company. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.
     (b) Limitation. Employee shall have no obligation pursuant to this Agreement to maintain in confidence any Confidential Information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by reasonable evidence to have been known by Employee prior to disclosure to Employee by the Company.
     (c) Former Employer or Contractor Information. Employee agrees that Employee has not and will not, during the term of Employee’s employment by the Company, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.
     (d) Information of Other Persons or Entities. Employee recognizes that the Company may have received, and in the future may receive, other persons or entities their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such other persons or entities, during Employee’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such other person or entity.
     (e) Return of Confidential Material. In the event of termination of Employee’s employment by the Company for any reason whatsoever, Employee agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to Employee’s employment by the Company, and Employee will not retain or take with him or her any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that Employee may produce, acquire or obtain access to during the course of Employee’s employment by the Company.

2. Inventions.
     (a) Inventions Retained and Licensed. Employee has attached hereto, as Exhibit A, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by Employee or jointly with others) that (i) were developed by Employee prior to Employee’s employment by the Company (collectively, “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. Except to the extent set forth on Exhibit A, Employee hereby acknowledges that, if in the course of Employee’s employment by the Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.
     (b) Assignment of Inventions. Except as provided in Section 2(e) hereof, Employee hereby assigns and transfers to the Company Employee’s entire right, title and interest in and to all inventions, ideas, improvements, designs, works made for hire and discoveries (the “Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Employee, whether solely by Employee or jointly with others, during the period of Employee’s employment by the Company that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or its subsidiaries, (ii) are developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company, its affiliates or its subsidiaries, or by the scope of Employee’s duties and responsibilities with the Company, its affiliates or its subsidiaries. In the event that Employee believes that Employee is entitled to ownership, either in whole or in part, of an Invention pursuant to Section 2(c) hereof, Employee shall notify the Company of such in writing. Except in such cases as the Chief Executive Officer of the Company confirms in writing that Employee is entitled to ownership, Employee agrees that all Inventions are the sole property of the Company; provided, however, that this Agreement does not require assignment of an Invention that qualifies fully for protection under Section 2870 of the California Labor Code (attached hereto as Exhibit B). Employee further acknowledges that all original works of authorship that are made by Employee, solely or jointly with others, within the scope of and during the period of Employee’s employment by the Company and that are protectible by copyright are “works made for hire,” as defined in the U.S. Copyright Act.
     (c) Disclosure of Inventions. Employee agrees that in connection with any Invention: (i) Employee shall promptly disclose such Invention in writing to the Chief Executive Officer of the Company (which shall be received in confidence by the Company), regardless of whether Employee believes the Invention is protected by California Labor Code Section 2870, in order to permit the Company to claim rights to which it may be entitled under this Agreement; and (ii) Employee shall, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 2(b) (an “Assignable Invention”), and Employee will preserve any such Assignable Invention as Confidential Information of the Company.
     (d) Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assignable Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Assignable Inventions, and any copyrights, patents or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of Employee’s employment by the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any U.S. or foreign patents or copyright registrations covering Assignable Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.
     (e) Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company may not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). Nevertheless, Employee shall disclose to the Company promptly in writing, pursuant to Section 2(c), any Inventions that Employee believes meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.
     (f) Other Obligations. Employee acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, that impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.
3. Conflicting Activities.
     (a) Prior Agreements. Employee represents and warrants to the Company that Employee is not currently subject to a non-competition, confidentiality or other such agreement with a former employer or any other person or entity which prohibits Employee from entering into any employment relationship with the Company or performing the terms of this Agreement or which could be breached pursuant to Employee’s employment by the Company or performance of the terms of this Agreement.
     (b) Conflicting Activities. While employed by the Company, Employee will not work as an employee of or consultant to any other organization or engage in any other activities which conflict with Employee’s obligations to the Company, without the express prior written approval of the Company; provided, however, that, for clarity, subject to the Company’s Corporate Governance Guidelines, as such may be amended from time to time, Employee may (without the express prior written approval of the Company) serve on a total of three boards of directors (whether public or private companies), not including the Company’s board of directors.
     (c) Non-solicitation. Employee agrees that during the period of Employee’s service to the Company and for one year after the date of termination of Employee’s employment by the Company, Employee will not (i) induce, solicit, recruit or encourage any employee of or consultant to the Company to leave the employ of or terminate any relationship with the Company, or (ii) solicit the business of any client or customer of the Company using any Confidential Information (other than on behalf of the Company).
4. Notice to Third Persons. If Employee’s employment by the Company is terminated, Employee hereby consents to the Company notifying Employee’s new employer or other entity with which Employee has an employment or a consulting relationship about Employee’s rights and obligations under this Agreement.
5. Conflicts. Employee has not entered into, and Employee agrees that Employee will not enter into, any oral or written agreement in conflict with the terms of this Agreement.
6. Miscellaneous.
     (a) Interview Upon Termination. Employee agrees to meet with representatives of the Company upon or in connection with the termination of Employee’s employment by the Company to discuss Employee’s obligations under this Agreement.
     (b) Equitable Relief. Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if Employee breaches this Agreement, including, without limitation, the provisions of Section 3(c), the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to such injunction’s issuance and to the ordering of specific performance. In any legal proceeding commenced under this Section 6(b), the losing party shall pay the prevailing party’s actual attorneys’ fees and expenses incurred in the preparation for, conduct of or appeal or enforcement of judgment from the proceeding. The phrase “prevailing party”

shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.
     (c) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the state of California, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any lawsuit arising from or relating to this Agreement.
     (d) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.
     (e) Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     (f) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon Employee’s heirs, executors, administrators and other legal representatives and the Company’s successors and assigns.
     (g) Headings. The descriptive heading contained in this Agreement are included for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     (h) Waiver.
(i) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(ii) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, condition or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     (i) Counterparts. This Agreement may be executed in counterparts. Any signature page delivered by electronic facsimile shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

     (j) No Employment Contract. Nothing in this Agreement, shall be construed to create a contract of employment, either express or implied-in-fact, for any fixed term or requiring cause for termination.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employee	ADVENTRX Pharmaceuticals, Inc.

By:

Name: Mark N.K. Bagnall
Name:

Title:

EXHIBIT A
LIST OF PRIOR INVENTIONS

Title	Date Developed	Description

1.

2.

3.

4.

5.

6.
                          Additional sheets attached.
                          No prior inventions, improvements or works of authorship to disclose.

Employee

Name:	Mark N.K. Bagnall

Date:

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
               “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to the his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
                    (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
                    (2) Result from any work performed by the employee for the employer.
               (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”